Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

Kohl's Investor Relations: Wes McDonald, 262-703-1893

Media Relations: Vicki Shamion, 262-703-1464

Kohl’s Corporation Holds Annual Shareholders Meeting

Company announces preliminary results of eight initiatives up for shareholder vote

MENOMONEE FALLS, Wis., May 12, 2011 – Kohl’s Corporation (NYSE:KSS) today held its annual shareholders meeting. Following are the preliminary results for the eight initiatives voted upon by shareholders:

1.

Kohl’s shareholders re-elected Peter Boneparth, Steven A. Burd, John F. Herma, Dale E. Jones, William S. Kellogg, Kevin Mansell, Frank V. Sica, Peter M. Sommerhauser, Stephanie A. Streeter, Nina G. Vaca and Stephen E. Watson to the board of directors for one-year terms, with each director receiving more than 94 percent of the votes cast.

2.

A proposal to ratify the appointment of Ernst & Young LLP as Kohl’s independent registered public accounting firm received approximately 99 percent of the votes cast.

3.

Management proposals to amend Kohl’s Articles of Incorporation to eliminate all supermajority shareholder voting requirements received approximately 99 percent of the votes cast, which is approximately  87 percent of the number of shares outstanding as of the March 9, 2011 record date for the meeting.

4.

A proposal to re-approve Kohl’s Annual Incentive Plan received approximately 98 percent of the votes cast.

5.

A non-binding advisory vote to approve the compensation of Kohl’s executive officers received approximately 98 percent of the votes cast.

6.

A non-binding advisory vote on the frequency of future shareholder advisory votes on executive compensation received approximately 80 percent of the votes in favor of annual votes, less than 1 percent of the votes cast in favor of biannual votes and approximately 19 percent of the votes cast in favor of triennial votes.

7.

A shareholder proposal requesting Kohl’s board of directors take steps necessary to allow shareholder action by written consent received approximately 23 percent of the votes cast.

8.

A shareholder proposal requesting Kohl’s board of directors amend Kohl’s Corporate Governance Guidelines to adopt and disclose a detailed succession planning policy received approximately 24 percent of the votes cast.

Kohl’s 10-K, proxy and information about the company’s 2010 financial performance are available at www.kohlscorporation.com.

About Kohl’s

Based in Menomonee Falls, Wis., Kohl's (NYSE: KSS) is a family-focused, value-oriented specialty department store offering moderately priced, exclusive and national brand apparel, shoes, accessories, beauty and home products in an exciting shopping environment. With a commitment to environmental leadership, Kohl's operates 1,097 stores in 49 states. In support of the communities it serves, Kohl's has raised more than $180 million for children's initiatives nationwide through its Kohl's Cares(R) cause merchandise program, which operates under Kohl's Cares, LLC, a wholly-owned subsidiary of Kohl's Department Stores, Inc. For a list of store locations and information, or for the added convenience of shopping online, visit www.Kohls.com